Exhibit 10.2

                                  News Release


Brand Name Chosen for Proposed Ultrasound Imaging Agent FS069


ST. LOUIS, May 7 /PRNewswire/ -- Mallinckrodt Inc. (NYSE: MKG) and
Molecular Biosystems, Inc. (NYSE: MB) (MBI) jointly announced today that OPTISON(TM) will be the U.S. brand name for FS069, MBI's second generation ultrasound contrast agent. OPTISON(TM), which is awaiting clearance by the U.S. Food and Drug Administration, will be marketed by Mallinckrodt. It is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structure where ultrasound alone is inadequate. OPTISON(TM) is specifically proposed for use in the assessment of cardiac function, which includes the visualization of endocardial borders and left ventricular opacification.
James C. Carlile, president of Mallinckrodt's Medical Imaging Division, said: "Mallinckrodt looks forward to marketing and distributing FS069 in the United States and Europe as OPTISON(TM). We are proud to have OPTISON(TM) join our growing family of image-enhancing agents, which also includes OPTIRAY(R), our premier product in the area of X-ray contrast media." MBI, based in San Diego, Calif., is a world leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB." ALBUNEX(R), the first FDA-cleared ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt. Mallinckrodt serves healthcare and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agent, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is http://www.mallinckrodt.com. This news release contains forward-looking statements that involve risks and uncertainties. The approval and commercialization of OPTISON(TM) may differ materially from the companies' expectations. Among the factors that could result in a materially different outcome are the actions of regulatory agencies, the success of marketing efforts and the inherent uncertainty involved in the development of any new product.

SOURCE  Mallinckrodt, Inc.